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                                                                    EXHIBIT 8.2


     [MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA ADVOGADOS LETTERHEAD]

                                                    Sao Paulo, March 12, 2002

Companhia Vale do Rio Doce
Avenida Graca Aranha, 26
Rio de Janeiro, Estado do Rio de Janeiro, 20005-900
Brazil

Ladies and Gentlemen:


1. We have acted as Brazilian counsel to Merrill Lynch & Co. and ABN AMRO Rothschild LLC (the "GLOBAL COORDINATORS") in connection with the Registration Statement on Form F-3 (the "REGISTRATION STATEMENT") filed by Companhia Vale do Rio Doce S.A. (the "COMPANY") with the U.S. Securities and Exchange Commission on February 5, 2002, as amended, relating to the offer and sale of American depositary shares, each representing one common share of the Company ("the Global Offering").


2. We confirm that we have reviewed the information in the prospectus included in the Registration Statement under the caption "Taxation -- Brazilian Tax Considerations" and that, the statements of law included therein, insofar as they relate to the Brazilian tax consequences currently applicable to non-Brazilian holders, are our opinion and fairly summarize the tax consequences of the ownership and disposition of the common shares and the American depositary shares. In rendering this opinion, we expressly incorporate in this opinion the statements set forth under the caption "Taxation -- Brazilian Tax Considerations" in the prospectus included in the Registration Statement, including the limitations on the matters covered by that section set forth therein. Our opinion expressed in this paragraph is limited to the federal laws of Brazil and is based upon


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                MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA
                -----------------------------------------------
                                   ADVOGADOS


     existing provisions of federal laws and regulations, the regulations of the Federal Revenue Department (Departamento da Receita Federal) thereunder and administrative and judicial interpretations thereof, including existing interpretations thereof of the Federal Revenue Department, the Federal Attorney for Revenues (Procuradoria-Geral da Fazenda) as of the date hereof, all of which are subject to subsequent, different interpretations and applications with effect from the date of effectiveness of the underlying laws and regulations.

3. We are furnishing this opinion letter to you in connection with the filing of the Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to by any other person or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. Notwithstanding the foregoing, the Company, its shareholders and investors may rely hereon in connection with the Global Offering. This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Registration Statement or the transactions or documents referred to therein.

4. We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the first paragraph under the caption "Taxation -- Brazilian Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

5. This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Yours faithfully,

                   /s/ Sergio Spinelli Silva Jr.


                MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA
                                   ADVOGADOS

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